Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for August 2013

LOS ANGELES (September 11, 2013) - RealD Inc. (NYSE: RLD) today announced that, for August 2013, box office on RealD-enabled screens is estimated to be approximately $165 million ($66 million domestic, $99 million international).  This represents the second monthly period of RealD’s second quarter of fiscal 2014 ending September 30, 2013.

For the quarter-to-date period in the second quarter of fiscal 2014 (July 1, 2013 through August 31, 2013), box office on RealD-enabled screens is estimated to be approximately $502 million ($219 million domestic, $283 million international).

Note: international box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 20 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 85% of RealD’s international license revenues.  In addition, the announcements of estimated box office on RealD-enabled screens may contain currently updated estimates for prior monthly periods within the quarter.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the monthly and for the quarterly periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers, content producers and distributors to enable the delivery and viewing of 3D and other premium content on a variety of visual displays and devices.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong;  Tokyo, Japan; and Rio de Janeiro, Brazil.  For more information, please visit our website at www.reald.com.

© 2013 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Addo Communications

310-829-5400

investors@reald.com